Exhibit 10.3

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

THIS DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (this “Agreement”) is effective as of May 1, 2014 (“Effective Date”), by and between Abbott Molecular Inc., a corporation organized under the laws of Delaware (“Abbott”), and Idera Pharmaceuticals, Inc., a corporation organized under the laws of Delaware (“Idera”).

RECITALS

A. Idera is developing a certain proprietary compound, IMO-8400, and backups therefor, for the treatment of Diffuse Large B-Cell Lymphoma (“DLBCL”) and certain other forms of non-Hodgkin lymphoma.

B. Abbott is in the business of developing and marketing in vitro diagnostic devices and has developed certain technology and possesses expertise relating to the preparation and development of PCR assays performed on a multiplicity of specimens.

C. Idera desires that Abbott develop a MYD88 L265P mutation PCR diagnostic test (as further defined herein, the “Diagnostic Test”) utilizing genomic DNA from formalin fixed paraffin-embedded (“FFPE”) sections of primary lymph node tissue on the Abbott m2000 System, and register and make commercially available the Diagnostic Test in conjunction with Idera’s registration, marketing and sale of Idera Products (defined below), and Abbott is willing to undertake such activities pursuant to the provisions of this Agreement.

NOW, THEREFORE, in consideration of these premises and the terms and conditions contained herein, the Parties hereto agree as follows.

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings, whether used in the singular or plural:

“Abbott” shall have the meaning set forth in the Preamble.

“Abbott Claim” shall have the meaning set forth in Section 10.1(a).

“Abbott Diagnostics” shall mean any and all existing PCR assay platforms/systems (including the m2000™) and Diagnostic Test Components, associated reagents, kits and protocols for use on existing PCR assay platforms/systems developed, Controlled, or sold by Abbott, and all related development, manufacturing and commercialization activities, including the Diagnostic Test.

“Abbott Inventions” shall have the meaning set forth in Section 7.7(b).

“Abbott Losses” shall have the meaning set forth in Section 10.1.

“Abbott Know-How” means all Know-How relating to or arising from the Abbott Diagnostics which is (i) existing as of the Effective Date or at any time thereafter, and (ii) Controlled by Abbott or any of its Affiliates other than pursuant to a license granted to Abbott under this Agreement, and (iii) necessary for the development or commercialization of the Diagnostic Test or the Idera Product.

“Abbott Party” shall have the meaning set forth in Section 10.1(a).

“Abbott Patent Rights” means all Patent Rights (a) covering Abbott Diagnostics, (b) covering the Diagnostic Test or (c) covering the Idera Product or the use of the Diagnostic Test for the Diagnostic Test Intended Use in connection with the Idera Product, which are Controlled as of the Effective Date or at any time thereafter by Abbott or any of its Affiliates other than pursuant to a license granted to Abbott under this Agreement.

“Abbott Technology” shall mean, collectively, Abbott Patent Rights and Abbott Know-How, to the extent such Abbott Patent Rights and Abbott Know-How specifically relate to Abbott Diagnostics and the Diagnostic Test.

“Affiliate” shall mean any Person which controls, is controlled by, or is under common control with the applicable Person. For purposes of this definition, “control” shall mean: (a) in the case of corporate entities, direct or indirect ownership of fifty percent (50%) or more of the stock or shares (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) entitled to vote for the election of directors, or otherwise having the power to control or direct the affairs of such Person; and (b) in the case of non-corporate entities, direct or indirect ownership of at least 50% of the equity interest or the power to direct the management and policies of such noncorporate entities.

“Agreement” shall have the meaning set forth in the Preamble.

“Alliance Lead” shall have the meaning set forth in Section 4.7.

“Analytical Data” shall mean clinical data resulting from the use of the Diagnostic Test on patient specimens including patient information collected on the case report form but not including (a) personal identifying information and/or (b) clinical data relating to the Compound.

“Applicable Law” shall mean all applicable provisions of all statutes, laws, rules, regulations, administrative codes, ordinances, decrees, orders, decisions, injunctions, awards judgments, permits and licenses of or from governmental authorities, including those relating to or governing the use or regulation of the subject item and the listing standards or agreements of any national or international securities exchange.

“Breaching Party” shall have the meaning set forth in Section 9.2.

“Breakup Fee” shall have the meaning set forth in Section 9.5.

“CDA” shall mean the Mutual Confidential Disclosure Agreement executed by the Parties as of October 17, 2013.

“Claim” shall have the meaning set forth in Section 10.3(a).

“Clinical Trial Site Costs” shall include costs incurred by Abbott in performing clinical studies; validation studies; laboratory start-up costs; investigational review board costs; case report forms; shipping cost for supplies and slides; monitoring visits (including travel costs); and reagents and other consumable products, all as necessary in connection with conducting clinical trials to obtain required Regulatory Approvals for the Diagnostic Test for the Diagnostic Test Intended Use or to support submission of Idera Products for Regulatory Approval.

“Commercially Reasonable Efforts” shall mean, (a) with respect to the research, development and sale of the Idera Product by Idera, such efforts and resources substantially equivalent to those efforts and resources commonly used by a biotechnology company for a therapeutic product, which product is at a similar stage in its development or product life and is of similar market potential, taking into account efficacy, safety, approved labeling, the competitiveness of alternative Third Party products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval given the Regulatory Authority involved, the profitability of the product including the amounts payable to licensors of patent or other intellectual property rights, and other relevant factors, and (b) with respect to the research, development and sale of the Diagnostic Test by Abbott, such efforts and resources substantially equivalent to those efforts and resources commonly used by a diagnostic company for a companion diagnostic, the development costs of which have been funded by the owner of the associated therapeutic product in exchange for the diagnostic company’s commitment to develop and commercialize the companion diagnostic, taking into account relevant technical, safety and liability factors. Commercially Reasonable Efforts shall be determined on a market-by-market basis for a particular product, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the product and the market(s) involved.

“Commercialization Lead” shall have the meaning set forth in Section 4.5(b).

“Commercialization Plan” shall have the meaning set forth in Section 3.1.

“Compound” shall mean an Idera inhibitor of Toll-like receptors (TLRs) 7, 8 and 9, the current development code of which is IMO-8400 or, if Idera develops a successor compound in lieu of IMO-8400, such successor compound, it being understood that if a successor compound is pursued by Idera, appropriate changes to the Development Plan and payments to Abbott hereunder may be made pursuant to Sections 2.1 and 5.2.

“Confidential Information” shall mean any and all non-public information, materials, data, samples, business plans, financial information, marketing plans, reports, forecasts, technical or commercial information that is provided by Disclosing Party to a Receiving Party hereunder and which is either disclosed in writing and marked as confidential at the time of disclosure, or disclosed orally, including any and all information regarding, related to, arising from or associated with this Agreement or the activities contemplated hereby, the Compound, any Idera Product, the Diagnostic Test, Inventions, and the existence, terms and conditions of this Agreement.

“Control” or “Controlled” means, with respect to a Party and with respect to an item of Abbott Technology or Idera Technology, as applicable, the possession, whether by ownership or license (other than pursuant to this Agreement), by such Party of the ability to grant to the other Party access and/or a license as provided herein under such item or right without violating the terms of any agreement with any Third Party.

“Data” shall mean any and all data, including Analytical Data, results, conclusions, reports, and other information generated by or for Idera resulting from the activities performed under the Development Plan.

“Development Lead” shall have the meaning as set forth in Section 4.5(a).

“Development Plan” shall have the meaning as set forth in Section 2.1.

“Diagnostic Test” shall mean the PCR assay to detect MYD88 L265P mutation developed by Abbott pursuant to the provisions of this Agreement.

“Diagnostic Test Components” shall mean primers, probes, calibrators and controls for the Diagnostic Test.

“Diagnostic Test Intended Use” shall mean the identification of patients who are appropriate candidates for treatment with an Idera Product, based on the detection, using the Diagnostic Test, in such patients of MYD88 L265P mutation, as approved by a Regulatory Authority.

“Diagnostic Test Trademarks” shall mean the Trademarks used in conjunction with the Diagnostic Test for the Diagnostic Test Intended Use in the Territory (excluding, however all Idera owned or Controlled Trademarks).

“Disclosing Party” shall have the meaning set forth in Section 6.1.

“Effective Date” shall have the meaning set forth in the Preamble.

“EU” shall mean all member states of the European Union.

“FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto.

“Field” shall mean the treatment of DLBCL and certain other forms of non-Hodgkin lymphoma, as described in the clinical trial protocol(s) for the Idera Product.

“First Commercial Sale” shall mean with respect to the Diagnostic Test for the Diagnostic Test Intended Use, and any country in the Territory, the first commercial sale by Abbott or its Affiliates, sublicensees or distributors of the Diagnostic Test in that country to a Third Party, after such Diagnostic Test has been granted final Regulatory Approval by the competent Regulatory Authorities in such country.

“Idera” shall have the meaning set forth in the Preamble.

“Idera Claim” shall have the meaning set forth in Section 10.2(a).

“Idera Inventions” shall have the meaning set forth in Section 7.7(c).

“Idera Know-How” means all Know-How (i) existing as of the Effective Date or at any time thereafter, and (ii) Controlled by Idera or any of its Affiliates other than pursuant to a license granted to Idera under this Agreement, and (iii) is necessary for the development or commercialization of the Idera Product or the Diagnostic Test.

“Idera Losses” shall have the meaning set forth in Section 10.2.

“Idera Materials” shall meaning set forth in Section 2.2(a).

“Idera Party” shall have the meaning set forth in Section 10.2(a).

“Idera Patent Rights” means all Patent Rights claiming or covering: (a) the use of Compound or Idera Product; and/or (b) the use of the Diagnostic Test or the Diagnostic Test for the Diagnostic Test Intended Use, in each case Controlled as of the Effective Date or at any time thereafter by Idera or any of its Affiliates other than pursuant to a license granted to Idera under this Agreement.

“Idera Product” means any pharmaceutical or biological preparation in final form containing the Compound for any and all uses (i) for sale by prescription, over-the-counter or any other method; or (ii) for administration to human patients in a clinical trial, including in each case any monotherapy containing the Compound, any combination product containing the Compound, or any concomitant administration of a preparation containing the Compound with a preparation containing a small molecule or biological.

“Idera Technology” shall mean, collectively, Idera Patent Rights and Idera Know-How, to the extent such Idera Patent Rights and Idera Know-How specifically relate to the Compound and any Idera Product.

“Invention” shall mean and include any and all inventions and discoveries which are, or may be, patentable or otherwise protectable under the patent or other intellectual property laws of any country, which are conceived or discovered by either Party, its Affiliates or sublicensees during its or their respective activities pursuant to the Development Plan, the Regulatory Plan and the Commercialization Plan during the term of this Agreement.

“Joint Inventions” shall have the meaning as defined in Section 7.7(d).

“Joint Patent Right” shall have the meaning as set forth in Section 7.7(f).

“JSC” shall mean the Joint Steering Committee established pursuant to Section 4.2.

“Know-How” shall mean technical and other information which is not in the public domain, including information comprising or relating to concepts, discoveries, data (including raw data), designs, formulae, ideas, inventions, materials, methods, models, research plans, procedures, designs for experiments and tests and results of experimentation and testing, processes, laboratory records, chemical, pharmacological, toxicological clinical, analytical and quality control data, pre-clinical, clinical and non-clinical trial data, case report forms, data analyses, reports, manufacturing data or summaries and information contained in submissions to an information from ethical committees and Regulatory Authorities. Know-How includes documents containing Know-How, including any rights including trade secrets, copyright, database or design rights protecting such Know-How.

“m2000™” shall mean Abbott’s proprietary consolidated workstation for real time PCR processing.

“Major Market Countries” means United States, Japan, United Kingdom, Italy, Spain, France and Germany.

“Non-Breaching Party” shall have the meaning set forth in Section 9.2.

“Orange Book” shall mean the publication entitled “Approved Drug Products with Therapeutic Equivalence Evaluations (Orange Book), or any successor thereto, as published from time to time by the FDA.

“Party” or “Parties” shall mean Idera or Abbott, or Idera and Abbott, as the context admits.

“Patent Right” shall mean any and all (i) patents, (ii) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisionals, renewals, and all patents granted thereon, (iii) all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including patent term extensions, supplementary protection certificates or the equivalent thereof, and (iv) all counterparts of any of the foregoing in any country of the Territory.

“PCR” means polymerase chain reaction.

“Person” shall mean any natural person, corporation, unincorporated organization, partnership, association, joint stock company, joint venture, limited liability company, trust or government, or any agency or political subdivision of any government, or any other entity.

“Plans” shall mean the Development Plan, the Regulatory Plan and the Commercialization Plan.

“Project Timeline Leads” shall have the meaning set forth in Section 4.8.

“Receiving Party” shall have the meaning set forth in Section 6.1.

“Regulatory Approvals” shall mean and include all licenses, permits, authorizations and approvals of, and all registrations, filings and other notifications to any Regulatory Authority, governmental agency or department within the Territory (including applications therefore) necessary or appropriate for the development, testing, manufacture, production, distribution, marketing, sale and/or use, as applicable, of the Diagnostic Test or any Idera Product in a particular country or region of the Territory.

“Regulatory Authority(ies)” shall mean any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in each country of the world involved in the reviewing, granting or revoking of Regulatory Approvals for the Diagnostic Test.

“Regulatory Plan” shall have the meaning set forth in Section 2.3(a).

“Specifications” shall mean the specifications applicable to the Diagnostic Test for the Diagnostic Test Intended Use as set forth in Exhibit A. The Specifications may be amended, in writing, from time-to-time as deemed necessary by the JSC, provided both Parties consent in writing to such amendment.

“Territory” shall mean the entire world.

“Third Party” means any Person other than Idera or Abbott (or their respective Affiliates).

“Trademarks” shall mean all registered and unregistered trademarks (including all common law rights thereto), service marks, trade names, brand names, logos, taglines, slogans, certification marks, Internet domain names, trade dress, corporate names, business names and other indicia of origin, together with the goodwill associated with any of the foregoing and all applications, registrations, extensions and renewals thereof throughout the world, and all rights therein provided by international treaties and conventions.

ARTICLE 2

DEVELOPMENT

2.1 Development Plan. Abbott, with Idera’s cooperation, shall develop the Diagnostic Test pursuant to the provisions of a development plan which shall set forth, inter alia:

(a) the activities to be performed by each Party; and

(b) the timelines for the project.

(as amended from time to time, the “Development Plan”). The initial Development Plan is attached hereto as Exhibit B. The Parties acknowledge that the initial Development Plan does not address all of the items set forth above, but the Parties agree that, as soon as practicable following the Effective Date, the initial Development Plan will be modified and made more comprehensive pursuant to the provisions of this Agreement. Thereafter, as may be necessary from time-to-time, the Development Leads shall suggest appropriate revisions to the Development Plan to the JSC for its prior written review and approval. If the JSC approves such revisions, and the Parties consent in writing to such revisions, then the JSC shall revise the Development Plan accordingly without need for amending this Agreement. The revised Development Plan shall thereafter be the Development Plan for all purposes of this Agreement. The Parties shall each use their Commercially Reasonable Efforts to perform all of their obligations under the Development Plan in accordance with generally accepted ethical, good laboratory, and good clinical practices and in compliance with Applicable Law.

2.2 Idera Materials.

(a) Idera will furnish to Abbott or Abbott shall procure using funding provided by Idera pursuant to this Agreement the quantities of clinical trial specimens, and such other biological and pharmaceutical materials, agreed upon and set forth in the Development Plan, the Regulatory Plan or the Commercialization Plan (“Idera Materials”). Abbott will comply with all Applicable Laws relating to the Idera Materials. Without limiting the foregoing, to the extent that the Idera Materials include human specimens provided by Idera, Idera represents and warrants to Abbott that either it has obtained all informed consents and Institutional Review Board (IRB)/Ethics Committee (EC) approval(s) required by Applicable Law with respect to such Idera Materials or that it is not required under Applicable Law to obtain such informed consents and/or has received a waiver for consent from an IRB/EC.

(b) Abbott agrees to retain possession of the Idera Materials and not to provide the Idera Materials to any Third Party (except for Third Parties conducting clinical trials on Abbott’s behalf pursuant to this Agreement) and not to use or permit the use of the Idera Materials for any purpose other than the development and commercialization of the Diagnostic Test for the Diagnostic Test Intended Use without Idera’s prior written consent.

(c) Idera shall not deliberately transmit any data that identifies or could be used to identify an individual (“Personal Data”), provided that both Parties shall use Commercially Reasonable Efforts to comply with all Applicable Laws with respect to the collection, use, storage and disclosure of Personal Data, including Personal Data that may be inadvertantly transmitted.

(d) Abbott shall keep, and provide copies to Idera upon reasonable request of, records of its use of Idera Materials and upon completion of the activities for which the Idera Materials have been provided, or upon expiration or termination of this Agreement, if earlier, Abbott shall account for all use of such materials. Abbott agrees to retain remaining Idera Materials for later use for the Diagnostic Test Intended Use as permitted by Applicable Law.

2.3 Regulatory Approvals.

(a) In addition to the responsibilities set forth in the Development Plan, Abbott, with Idera’s cooperation, shall obtain the necessary Regulatory Approvals in any country requested by Idera in which Abbott’s m2000™ system is in use as of the Effective Date (and, at Idera’s request, the Parties shall discuss additional countries in which Idera expects to commercialize the Idera Product) for the commercialization of the Diagnostic Test with the Diagnostic Test Intended Use. The Parties shall agree upon a priority list of countries which Abbott shall attempt to first obtain Regulatory Approvals. Abbott shall be responsible for the responsibilities set forth in Exhibit C (the “Regulatory Plan”) with respect to obtaining and maintaining in good standing for the periods covered by the Development Plan and the Commercialization Plan all necessary Regulatory Approvals from the relevant Regulatory Authorities that are required for the development, commercialization and sale of the Diagnostic Test pursuant to the Development Plan and the Commercialization Plan. The Parties acknowledge that the initial Regulatory Plan may not address all steps necessary to obtain all of the necessary Regulatory Approvals, but the Parties agree that, as soon as practicable following the Effective Date, the initial Regulatory Plan will be modified and made more comprehensive pursuant to the provisions of this Agreement. Thereafter, as may be necessary from time-to-time, the Regulatory lead representatives of each Party shall suggest appropriate revisions to the Regulatory Plan to the JSC for its written review and approval. If the JSC approves such revisions, and the Parties consent in writing to such revisions, then the JSC shall revise the Regulatory Plan accordingly without need for amending this Agreement. The revised Regulatory Plan shall thereafter be the Regulatory Plan for all purposes of this Agreement.

(b) Idera shall be responsible for reimbursing Abbott for all costs and expenses incurred by Abbott in obtaining all Regulatory Approvals for the Diagnostic Test for the Diagnostic Test Intended Use that are approved by Idera; provided that, the budget for such costs (i) [**]. Abbott shall [**] Idera [**]. Idera will [**].

2.4 Rights of Reference. Idera hereby grants to Abbott a non-exclusive, non-transferable (except in connection with a permitted assignment, sublicense or subcontract) “right of reference” (as defined in 21 CFR 314.3(b) and comparable regulations outside the United States) with respect to Idera’s clinical trial data and results related to any Idera Product, as necessary for Abbott and its permitted assigns and sublicensees to prepare and submit submissions to Regulatory Authorities and maintain Regulatory Approvals related to the Diagnostic Test and related matters, in each case for the Diagnostic Test Intended Use. Abbott hereby grants to Idera a non-exclusive, non-transferable (except in connection with a permitted assignment, sublicense or subcontract) “right of reference” (as defined in 21 CFR 314.3(b) and comparable regulations outside the United States) with respect to Abbott’s clinical sample analytical trial data and results related to the Diagnostic Test, as necessary for Idera and its permitted assigns and sublicensees to prepare and submit submissions to Regulatory Authorities, and to maintain Regulatory Approvals, related to any Idera Product and related matters, in each case for the Diagnostic Test Intended Use.

2.5 Right of Reference – Analytical Data. Idera hereby grants to Abbott a non-exclusive, non-transferable (except in connection with a permitted assignment, sublicense or subcontract) “right of reference” (as defined in 21 CFR 314.3(b) and comparable regulations outside the United States) with respect to Analytical Data as necessary for Abbott and its permitted assigns and sublicensees to prepare and submit submissions to Regulatory Authorities and maintain Regulatory Approvals related to a PCR assay to detect MDY88 L265P mutations and related matters.

ARTICLE 3

COMMERCIALIZATION

3.1 Commercialization Plan. Abbott, with Idera’s cooperation, shall commercialize the Diagnostic Test for the Diagnostic Test Intended Use pursuant to the provisions of a commercialization plan, which shall include the following:

(a) the activities to be performed by each Party and the deliverables related thereto;

(b) the timelines for each activity under the Commercialization Plan;

(c) the overarching commercial goals including the availability and distribution of the Diagnostic Test;

(d) customer service;

(e) responsibilities for and restrictions on public relations activity/Direct-To-Consumer and other promotional advertising activity;

(f) coordination of the pre-launch/launch and post launch of Abbott/Idera sales teams and scientific teams;

(g) forecasting and measurement of sales and distribution data, including reporting of sales units of the Diagnostic Test to Idera and the Idera Product to Abbott;

(h) the establishment of “launch success factors” for each market. Such launch success factors shall be agreed upon by the Parties prior to any launch;

(i) activities to be performed post-launch with respect to the Diagnostic Test Intended Use, including fulfilling any commitment(s) imposed by Regulatory Authorities;

(j) plans for manufacturing and supplying the Diagnostic Test; and

(k) plans for maintaining acceptable levels of regulatory and GMP/GLP compliance during development, manufacture and marketing of the Diagnostic Test, including responsibility for timely and comprehensive resolution of any compliance findings or actions of Regulatory Authorities during audits (pre and post-approval)

(as amended from time to time, the “Commercialization Plan”). The initial Commercialization Plan is attached hereto as Exhibit D. The Parties acknowledge that the initial Commercialization Plan does not address all of the items set forth above, but the Parties agree that, as soon as practicable following the Effective Date, the initial Commercialization Plan will be modified and made more comprehensive pursuant to the provisions of this Agreement. Thereafter, as may be necessary from time-to-time, in particular as the Diagnostic Test gets closer to commercialization, the Commercialization Team Lead shall suggest appropriate revisions to the Commercialization Plan to the JSC for its prior written review and approval. If the JSC approves such revisions, and the Parties consent in writing to such revisions, then the JSC shall revise the Commercialization Plan accordingly without need for amending this Agreement. The revised Commercialization Plan shall thereafter be the Commercialization Plan for all purposes of this Agreement. The Parties shall each use their Commercially Reasonable Efforts to perform all of their obligations under the Commercialization Plan in accordance with generally accepted ethical, good sales and marketing practices and in compliance with Applicable Law, provided however that Abbott shall have the right to delay First Commercial Sale in accordance with Section 7.9.

3.2 Forecasts. So as to allow Abbott to engage in appropriate manufacturing and supply forecasting activities with regard to the Diagnostic Test, beginning in the [**] immediately prior to the anticipated date of the First Commercial Sale in the Territory, Idera shall furnish on a [**] basis (at least [**] days prior to the beginning of each [**]) with a confidential, non-binding good faith rolling [**] forecast (broken-down to the extent reasonable and feasible by country and [**]) as to Idera’s predicted unit demand for the Diagnostic Test, provided that Idera shall not be required to engage in any market studies or other information gathering in which Idera would not otherwise engage in order to generate such forecasts. These forecasts shall be informational only, and Idera shall have no liability whatsoever for any reliance Abbott places on such forecasts.

3.3 Sales of Diagnostic Test. The price charged for the Diagnostic Test will be determined by Abbott in its sole and reasonable discretion and shall be consistent with Abbott’s pricing of its similar (i.e., PCR tests) marketed diagnostic tests generally. Abbott shall use Commercially Reasonable Efforts to obtain appropriate pricing and reimbursement approvals for the Diagnostic Test.

3.4 Manufacturing; Failure to Supply the Diagnostic Test; Supply Priority.

(a) Abbott shall be responsible for manufacturing of the Diagnostic Test to meet supply requirements in each country in the Territory where the Idera Product is sold or where a clinical trial of the Idera Product is planned or being conducted as described in the Plans, or where sale of the Idera Product is contemplated in the Regulatory Plan, and shall be responsible for the performance of any subcontractors or Third Party manufacturers in relation thereto. Idera shall have the right to review and inspect the Diagnostic Test manufacturing process and facilities at any time during the Term of this Agreement during normal business hours upon reasonable advance notice for quality control; provided that no such review and inspection shall take place within [**] months of any previous review and inspection, unless the previous review and inspection identified a material quality or safety deficiency or violation of applicable regulations or any such deficiency or violation is identified by any Regulatory Authority.

(b) Abbott shall assure the continued supply of the Diagnostic Test in the countries specified for development and commercialization pursuant to Article 2 and reflected in the Plans, subject to Article 5. Abbott agrees to maintain a safety stock of rare reagents sufficient in its determination to meet the needs of the [**] month rolling forecast provided by Idera. Abbott shall not be liable to Idera or any Third Party in any way for failure to supply the Diagnostic Test for reasons not within Abbott’s direct control, provided that Abbott shall provide Idera [**] months (or such shorter period as is reasonable under the particular circumstances) prior written notice of any possible shortfall in meeting such forecast, and the Parties shall promptly meet and discuss all reasonable commercial resolutions if Abbott is unable to assure supply as needed to meet such forecast. If, for any reason (other than an event that is solely attributable to Idera or their Affiliates, force majeure conditions, delay of launch under Article 7.9 or termination under Article 9) Abbott is unable to supply the Diagnostic Test for the Diagnostic Test Intended Use in numbers sufficient to meet the demand therefor and such inability continues for a period exceeding [**] days, then Abbott agrees it shall grant Idera or its designee a non-exclusive, fully paid-up, royalty free, perpetual, license in the Field, in the Territory to the Diagnostic Test Components, not restricted by Third Party obligations, under commercially reasonable terms, for the development and commercialization of the Diagnostic Test, solely for the purpose of allowing Idera to continue the development or commercialization of the Diagnostic Test for the Diagnostic Test Intended Use.

ARTICLE 4

GOVERNANCE OF AGREEMENT

4.1 Governance of Agreement. As set forth in this Article 4, the Parties agree to govern the Agreement by way of the following five collaborative groups: (1) Joint Steering Committee; (2) Development and Commercialization Leads; (3) Team Leads; (4) Alliance Leads; (5) Project Timeline Leads. Charts showing such governance and roles and responsibilities of each group are set forth in Exhibit G.

4.2 Joint Steering Committee. The Parties shall form a Joint Steering Committee (the “JSC”), which shall have the primary role in monitoring and ensuring the overall success of the development and commercialization of the Diagnostic Test for the Diagnostic Test Intended Use. The JSC shall be comprised of [**] professionally and technically qualified representatives, [**] from each Party and comprised of representatives with sufficient qualifications to make decisions regarding the Development Plan, Regulatory Plan and Commercialization Plan, considering the stage of development or commercialization of the Diagnostic Test. The JSC shall meet for the first time within [**] days after the Effective Date and thereafter at least [**] during the term of this Agreement, unless the Parties or the JSC decide that more or less frequent meetings are required; provided, however, that in the event of an emergent situation, including a situation in which a decision by the JSC is required, a meeting shall be held within [**] business days after written request for such meeting by either Party. Each Party shall appoint co-chairpersons of the JSC from among the members of the JSC, who shall be responsible for scheduling meetings, setting the agenda for JSC meetings, and issuing minutes of JSC meetings. Unanimous concurring votes of all JSC members shall be required for all actions required of the JSC, and no action may be taken unless at least one representative of each Party is present and votes. In the event of an impasse, the matter shall be resolved pursuant to Section 4.4. The organization of the meeting and the meeting place shall alternate between the offices of Idera in Cambridge, Massachusetts, and the offices of Abbott in Des Plaines, Illinois or as otherwise decided by the JSC. JSC meetings may be conducted in person, by telephone or videoconference as agreed by the JSC. Each Party shall provide the other Party with written notice of its representatives for the JSC promptly after the Effective Date of this Agreement. Each Party may substitute or replace any of its representatives on the JSC at any time and for any reason upon written notice to the other Party. Additionally, Project Managers shall attend JSC meetings as warranted by the proposed agenda of the JSC as non-voting members, and each Party may invite a reasonable number of other guests to the meetings, in order to discuss special technical or commercial topics relevant to the applicable agenda; provided, that any guests are subject to the confidentiality provisions set forth in Article 6.

4.3 JSC Responsibilities. The JSC’s activities shall include the following responsibilities with regard to the Diagnostic Test for the Diagnostic Test Intended Use:

(a) review, confirmation, modification and/or update of the Development Plan, the Regulatory Plan and the Commercialization Plan, subject to final approval by the Parties;

(b) monitoring of the development, regulatory and commercialization activities under the Development Plan, the Regulatory Plan and Commercialization Plan, respectively;

(c) resolution of issues raised by the Project Managers;

(d) exchange of development and commercialization information; and

(e) alignment of the regulatory submissions and Regulatory Approvals between any Idera Product and the Diagnostic Test.

The JSC shall keep accurate and complete confidential minutes of its meetings. The co-chairpersons for each meeting, or their designee, shall be responsible for taking such minutes and distributing them to the other JSC members for their review and comment within [**] business days after the date of each meeting, and within [**] business days after the receipt thereof, the other JSC members shall remit such minutes back to the Chairperson with their comments, if any. The JSC members shall in good faith attempt as quickly as is reasonably possible to resolve any disputes as to the content of such minutes so as to have a final agreed version as quickly as is reasonably possible. Each Party shall be responsible for all expenses incurred by its representatives on the JSC in connection with performing their duties hereunder, including all costs of travel, lodging and meals. For the avoidance of doubt, the JSC shall not have the authority to amend this Agreement, and shall have authority to amend the Development Plan, the Regulatory Plan and/or the Commercialization Plan only as expressly set forth herein, with the written consent of the Parties.

4.4 JSC Decisions. All decisions of the JSC shall be made in good faith in the interest of furthering the purposes of this Agreement and the JSC members shall endeavor to take decisions unanimously. If the JSC is unable to agree on any matter after good faith attempts to resolve such disagreement in a commercially reasonable fashion, then for matters that are material to furthering the purposes of this Agreement, the co-chairpersons of the JSC may refer the disagreement to a meeting between the Chief Executive Officer of Idera and the President of Abbott, which meeting shall take place as soon as practicable, but in no event later than [**] days after the date of the relevant referral. Notwithstanding the foregoing, except as otherwise provided in this Agreement: (a) Idera will have the unilateral right to make final decisions that solely impact the development, manufacture or marketing of any Idera Product; and (b) Abbott will have the unilateral right to make final decisions that solely impact the development, manufacture or marketing of the Diagnostic Test; provided that neither Party shall be entitled to make a unilateral decision which imposes an obligation on the other Party to take on a financial obligation or deviates from the previously approved Development Plan, Regulatory Plan or Commercialization Plan or which is inconsistent with such Party’s obligations under this Agreement. A description of the escalation process is set forth in Exhibit F.

4.5 Development and Commercial Leads.

(a) Each Party shall designate a single individual to serve as its “Development Lead.” The Development Leads shall be the principal point of contact for each Party for matters relating to the Development Plan and shall be responsible for implementing and coordinating, on a day-to-day basis, all development activities and facilitating the exchange of information between the Parties regarding the Development Plan. For the avoidance of doubt, a Development Lead may also be a Project Manager, Commercialization Lead, Team Lead, Alliance Lead and/or Project Timeline Lead.

(b) Each Party shall designate a single individual to serve as its “Commercialization Lead.” The Commercialization Leads shall be the principal point of contact for each Party for matters relating to the Commercialization Plan and shall be responsible for implementing and coordinating, on a day-to-day basis, all commercialization activities and facilitating the exchange of information between the Parties regarding the Commercialization Plan. For the avoidance of doubt, a Commercialization Lead may also be a Project Manager, Development Lead, Team Lead, Alliance Lead and/or Project Timeline Lead.

(c) Within [**] days after the Effective Date, each Party shall provide the other Party with the names of its Commercialization Lead and Development Lead. Each Party may replace its Commercialization Lead and Development Lead at any time and for any reason upon written notice to the other Party.

(d) The Development Leads from each Party and the Commercialization Leads from each Party, respectively, shall meet as soon as practicable after the Effective Date and thereafter during the performance of the Development Plan, the Regulatory Plan and the Commercialization Plan, as applicable, at least [**] and at such additional times as the Parties reasonably deem appropriate. Meetings of the Leads may be conducted in person, by telephone or videoconference as agreed by the Project Managers or the Parties. Additionally, the Project Managers (or their designees) shall maintain close regular communications with each other as to the status of the ongoing and planned activities under the Development Plan, the Regulatory Plan and Commercialization Plan, as applicable.

4.6 Team Leads

The Parties, at appropriate times, as agreed upon by the JSC, shall form smaller teams of employees who will work together on the following teams: Clinical, Regulatory, Quality, Supply Chain, Reimbursement/Market Access, Business Development & Licensing, and others as defined by the project scope and as the Parties may agree to form (“Team”). Each Party shall designate a single individual to serve as Team Leads for each Team. Each Team shall meet as frequently as the Team may decide. For the avoidance of doubt, a Team Lead may also be a Project Manager, Development Lead, Commercialization Lead, Alliance Lead and/or Project Timeline Lead.

4.7 Alliance Leads

Each Party shall designate a single individual to serve as its “Alliance Lead.” The Alliance Leads shall be the principal point of contact for each Party for matters relating to the overall governance of the collaboration, including leadership of team collaboration and interactions between the Parties, which includes scheduling, coordinating and chairing Team and JSC meetings, drafting agendas, and assuring that there is clear and smooth communications between the Parties. For the avoidance of doubt, an Alliance Lead may also be a Project Manager, Development Lead, Commercialization Lead, Team Lead and/or Project Timeline Lead.

4.8 Project Timeline Leads

Each party shall designate an individual to serve as its “Project Timeline Lead.” The Project Timeline Leads will develop, track and update the Project timelines for the development and commercialization of the Diagnostic Test and the Compound. The Project Timeline Leads will coordinate the timelines for the Diagnostic Test and the Compound to enable both Parties to meet the contract deliverables. For the avoidance of doubt, a Project Timeline Lead may also be a Project Manager, Development Lead, Commercialization Lead, Team Lead and/or Alliance Lead.

4.9 Escalation. Any matter that cannot be resolved by unanimous consent of the relevant teams or team members, as the case may be, shall be submitted to the relevant Alliance Leads for resolution and thereafter for further resolution in accordance with Section 4.4 of the Agreement. The escalation structure is described in Exhibit F.

4.10 Other Governance Matters

(a) Neither the Development Leads, Commercialization Leads, Team Leads, Alliance Leads, Project Timeline Leads nor the JSC shall have authority to amend this Agreement. None of the foregoing shall have authority to amend the Development Plan, the Regulatory Plan or the Commercialization Plan, which may be modified only as permitted pursuant to Sections 2.1, 2.3(a) or 3.1, as applicable.

(b) Unless otherwise provided for herein, each Party shall be responsible for all expenses incurred by its employees in connection with performing their duties hereunder, including all costs of travel, lodging and meals.

ARTICLE 5

PAYMENTS

5.1 Payments. As consideration for Abbott’s activities under the Development Plan, the Regulatory Plan and the Commercialization Plan, Idera shall remit the following payments to Abbott on a [**] basis, up to an aggregate amount of Five Million Eight Hundred Fifteen Thousand U.S. Dollars ($5,815,000.00) (unless increased pursuant to Section 5.2). In addition, Idera shall pay a non-refundable upfront payment of [**] U.S. Dollars ($[**]) within [**] days of the Effective Date of this Agreement. Summarized in the table below is a high level timeline and price estimate by phase of development.

Key Activities	Duration	Price (USD)
1. Project Engagement Fee	Within [**] days of contract execution	$[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

5.2 Additional or Amended Payments. If either: (a) an unexpected additional material requirement is added to the Development Plan, the Regulatory Plan or the Commercialization Plan; (b) the Specifications are amended so as to impose additional material obligations or costs on Abbott; (c) there is a delay in the [**] referenced in row 5 of the table set forth in Section 5.1 that is not attributable to any failure to perform or delay in performance by Abbott of Abbott’s responsibilities under the Development Plan, which results in Abbott incurring additional costs to monitor the delayed [**]; or (d) Idera is required to conduct additional or different [**] which cause added costs and expenses for Abbott, including but not limited to such added costs and expenses resulting from (i) a requirement that Idera [**] or (ii) the [**], then the Parties shall amend existing payments(s), to cover the additional costs associated with such requirements or amendments; provided, however, that if the unexpected additional requirements or amendments to the Specifications would increase Abbott’s actual total development costs for any particular year by more than [**] percent ([**]%), Abbott shall not be required to commence complying with such additional requirement unless and until the Parties reach agreement as to an additional appropriate payments(s), or amendment to existing payments(s), to cover such costs; provided further, however, that any additional costs that Idera may be required to pay due to a delay described in the foregoing clause (c) shall be limited to Abbott’s actual costs resulting from the delay, not to exceed $[**], and pro rated for any partial [**] of delay.

5.3 Invoices. Abbott shall invoice Idera [**].

5.4 Clinical Trial Site Costs. In addition to the payments set forth in Section 5.1 and 5.2, Idera shall pay, or reimburse Abbott for all Clinical Trial Site Costs for the first Idera Product, as such estimated costs are $[**]. The estimated sample cost includes estimated costs to be incurred by Abbott in performing clinical studies; validation studies; laboratory start-up costs; investigational review board costs; case report forms; shipping cost for supplies and slides; monitoring visits (including travel costs); and reagents and other consumable products, all as necessary in connection with conducting clinical trials, as further detailed in Exhibit H. Abbott shall notify Idera in writing and obtain approval if the cost per sample exceeds the estimated $[**] prior to study start. If at any time during any Clinical Trial, it becomes apparent that such Clinical Trial Site Costs will exceed by more than [**] percent ([**]%) the estimated total Clinical Trial Site Costs, Abbott shall so notify Idera, and Abbott shall not incur such additional Clinical Trial Site Costs until such additional Clinical Trial Site Costs are approved in writing by Idera. Abbott shall not be required to perform any task if the cost will be more than the budget and Idera has not approved such additional costs. Abbott will invoice Idera for the Clinical Trial Site Costs on a [**] basis. Idera shall pay all such invoices within [**] days of receipt in the manner described in Section 5.5.

5.5 Payment Terms. The payment terms for all payments shall be as follows:

(a) Payments are payable within [**] days after Idera’s receipt of an invoice from Abbott.

(b) All payments by Idera to Abbott under this Agreement shall be made in U.S. Dollars to the following account: [**]

(c) If applicable laws, rules or regulations require the withholding of taxes, Idera shall make such withholding payments and shall subtract the amount thereof from the Agreement Payments. Idera shall submit to Abbott appropriate proof of payment of the withheld taxes as well as the official receipts within a reasonable period of time. Idera shall provide Abbott reasonable assistance in order to allow Abbott to obtain the benefit of any present or future treaty against double taxation which may apply to the applicable payments hereunder.

ARTICLE 6

CONFIDENTIALITY, PUBLICITY AND PUBLICATIONS

6.1 Confidentiality. As of and after the Effective Date, all Confidential Information disclosed, revealed or otherwise made available by one Party (“Disclosing Party”) to the other Party (“Receiving Party”) under, or as a result of, this Agreement is furnished to the Receiving Party solely to permit the Receiving Party to exercise its rights, and perform its obligations, under this Agreement. The Receiving Party shall not use any of the Disclosing Party’s Confidential Information for any other purpose, and shall not disclose, reveal or otherwise make any of the Disclosing Party’s Confidential Information available to any other person, firm, corporation or other entity, without the prior written authorization of the Disclosing Party. As of and after the Effective Date all exchanges of Confidential Information shall be governed by the provisions of this Agreement and no longer by the CDA (which shall remain in effect pursuant to the provisions thereof with respect to all exchanges of Confidential Information prior to the Effective Date).

6.2 Safeguarding of Confidential Information. In furtherance of the Receiving Party’s obligations under Section 6.1, the Receiving Party shall protect the Disclosing Party’s Confidential Information to the same extent it protects its own confidential information of like kind and sensitivity. Without limiting the generality of this Section 6.2, the Receiving Party shall disclose any of the Disclosing Party’s Confidential Information only to those of its officers, employees, licensees, sublicensees, consultants, and attorneys that have a need to know the Disclosing Party’s Confidential Information, in order for the Receiving Party to exercise its rights and perform its obligations under this Agreement, and only if such officers, employees, licensees, sublicensees, consultants, attorneys and financial advisors are subject to agreements containing substantially similar terms regarding confidentiality as those set out in this Agreement or are otherwise bound by obligations of confidentiality effectively prohibiting the unauthorized use or disclosure of the Disclosing Party’s Confidential Information. The Receiving Party shall promptly furnish the Disclosing Party with written notice of any known unauthorized use or disclosure of any of the Disclosing Party’s Confidential Information by any officer, employee, licensee, sublicensees, consultants, attorneys or financial advisors of the Receiving Party, and shall take all actions that the Disclosing Party reasonably requests in order to prevent any further unauthorized use or disclosure of the Disclosing Party’s Confidential Information.

6.3 Exceptions. Confidential Information shall not include information that:

(a) is or becomes publicly available through no breach of this Agreement by the Receiving Party;

(b) was known to the Receiving Party prior to disclosure hereunder by the Disclosing Party (as evidenced by the Receiving Party’s written records);

(c) is disclosed, revealed or otherwise made available to the Receiving Party by a Third Party that, to the Receiving Party’s knowledge, is under no obligation of confidentiality relating to such information; or

(d) was independently developed by or for the Receiving Party or its Affiliate without use of or reference to the Confidential Information of the other Party (as evidenced by the Receiving Party’s or its Affiliates’ written records).

Notwithstanding the provisions of Section 6.2, a Receiving Party may disclose Confidential Information if such Receiving Party is required to disclose such Confidential Information under Applicable Law, or in connection with any application by the Receiving Party for any Regulatory Approvals; provided, however, that the Receiving Party shall furnish the Disclosing Party with as much prior written notice of such disclosure requirement as reasonably practicable, so as to permit the Disclosing Party, in its sole discretion, and at its sole expense, to take appropriate action, including seeking a protective order, in order to prevent the Disclosing Party’s Confidential Information from passing into the public domain or becoming generally available to the public. Such Confidential Information disclosed pursuant to this paragraph shall remain Confidential Information under this Agreement despite such required disclosure, unless an exception set forth in Section 6.3(a) through (d) applies.

6.4 Term of Confidentiality Obligations. All of the Receiving Party’s obligations under Sections 6.1 and 6.2 with respect to the protection of the Disclosing Party’s Confidential Information shall survive for a period of [**] years following the expiration or termination of this Agreement for any reason.

6.5 Publicity. No public announcement concerning the existence or terms of this Agreement shall be made, either directly or indirectly, by either Party, without first obtaining the prior written approval of the other Party and agreement upon the nature and text of such public announcement, which such agreement and approval shall not be unreasonably withheld. Notwithstanding the foregoing, if, in the opinion of legal counsel for the Party desiring to make such public announcement, such disclosure is required under Applicable Law, subject to Section 6.3 above, the Party required to make such public announcement shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, which shall be not less than [**] business days (or such shorter period as may be required under Applicable Law) prior to release of such proposed public announcement, and shall provide the other Party with a written copy thereof in order to allow such other Party to comment upon such public announcement. The Receiving Party shall reasonably cooperate with the Disclosing Party (at the Disclosing Party’s expense) with respect to all disclosures regarding this Agreement required under Applicable Law, including requests for confidential treatment of proprietary information of the Disclosing Party included in any such disclosure. Notwithstanding the foregoing, Idera shall release a press release in the form attached hereto as Exhibit J. Any future press releases will remain subject to this Section 6.5.

6.6 Applicable Law. Nothing in this Agreement shall be construed as preventing or in any way inhibiting either Party from complying with Applicable Law governing activities and obligations undertaken pursuant to this Agreement, in any manner which it reasonably deems appropriate, including, for example, by disclosing to Regulatory Authorities confidential or other information received from the other Party, subject to Section 6.3 and 6.5.

6.7 Non-Use of Names. Except as otherwise provided in this Agreement, neither Party (or its Affiliates) shall use, either directly or indirectly, the names of any of their officers, employees or board members in any publicity, marketing, advertising or other documents (or other disclosures) unless a copy or transcript of the proposed disclosure is submitted to and approved in advance in writing by the other Party (in its sole discretion), except in the case in which a Regulatory Authority requires the use in the sale or distribution of the Diagnostic Test or any Idera Product. Each Party will use Commercially Reasonable Efforts to review and approve any proposed disclosure within [**] business days of its receipt from the other Party of a copy or transcript of the proposed disclosure. If a Party approves the other Party’s usage of the names of any of their officers, employees or board members in accordance with this Section 6.7, the other Party shall comply with any usage guidelines or requirements imposed by the approving Party.

6.8 Publications. Idera and Abbott each acknowledge the other Party’s interest in publishing the results of its research in order to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, except for disclosures permitted pursuant to Section 6.3, either Party, its employee(s) or consultant(s) wishing to make a publication in a journal, paper, magazine, or a presentation, relating to the Diagnostic Test shall deliver to the other Party a copy of the proposed written publication at least [**] days prior to submission for publication or presentation (or in the case of an abstract or presentation at least [**] days prior to submission of such abstract for publication). The reviewing Party shall have the right (a) to propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If the reviewing Party requests a delay, the publishing Party shall delay submission or presentation for a period of [**] days to enable patent applications protecting each Party’s rights in such information to be filed in accordance with the laws governing intellectual property protection. Upon expiration of such [**] days, the publishing Party shall be free to proceed with the publication or presentation. If the non-publishing Party requests modifications to the publication or presentation, the publishing Party shall edit such publication or presentation to prevent disclosure of trade secret or proprietary business information Controlled by the non-publishing Party prior to submission of the publication or presentation. Idera’s and/or Abbott’s contribution shall be acknowledged in any publication by co-authorship or acknowledgment, whichever is appropriate.

ARTICLE 7

INTELLECTUAL PROPERTY

7.1 License Grants.

(a) Abbott grants to Idera, as of the Effective Date, a perpetual, royalty-free, non-exclusive license in the Territory under the Abbott Patent Rights, Abbott Know-How and Abbott Inventions to research, develop, make, use (including for use with the Diagnostic Test), sell, offer for sale and import only the Idera Product(s). Abbott further grants to Idera, as of the Effective Date, a perpetual, royalty-free, non-exclusive license to refer to or recommend the use of the Diagnostic Test in Idera’s label, package insert, promotional or regulatory material for any Idera Product in each country of the Territory in which Idera has obtained Regulatory Approval for any Idera Product.

(b) Idera grants to Abbott, as of the Effective Date, a perpetual, royalty-free non-exclusive license in the Territory under the Idera Patent Rights, Idera Know-How and Idera Inventions to research, develop, make, use (including for the Diagnostic Test Intended Use), sell, offer for sale and import only the Diagnostic Test. Idera further grants to Abbott, as of the Effective Date, a perpetual, royalty-free, non-exclusive license in the Territory to refer to the Compound and any Idera Product, as may be required pursuant to Applicable Law, in Abbott’s label, package insert, promotional or regulatory material for the Diagnostic Test in each country of the Territory in which Abbott has obtained Regulatory Approval for the Diagnostic Test.

(c) Idera and Abbott each grant to the other, a royalty-free, non-exclusive license (without the right to grant sublicenses except to Affiliates and Third Party research collaborators under confidentiality agreements) in the Territory, under Idera Technology or Abbott Technology, as applicable, for each Party’s performance of its obligations under the Development Plan and the Regulatory Plan.

7.2 Right to Sublicense. Both Parties shall be entitled to sublicense all or any of their rights under Section 7.1(a) and Section 7.1(b) (subject to any applicable restrictions on any intellectual property in-licensed from Third Parties) (i) to their respective Affiliates; (ii) in the case of Abbott, to Third Party contractors used in the development, manufacturing and commercialization of the Diagnostic Test; (iii) in the case of Idera, to Third Party contractors used in the development, manufacturing and commercialization of any Idera Product; (iv) in the case of Idera, to a Third Party that acquires the exclusive rights in a country to develop or commercialize an Idera Product or is a party to a collaboration with Idera or another Third Party with respect to the development or commercialization of an Idera Product in a country, and (v) in the case of Abbott, to a Third Party that acquires the exclusive, rights in a country to develop or commercialize the Diagnostic Test.

7.3 Further Actions. Each Party shall execute all documents and give all declarations regarding the licenses granted in Section 7.1 and reasonably cooperate with the other Party, to the extent such documents, declarations and/or cooperation are reasonably required for the recording or registration of the licenses granted hereunder at the various intellectual property offices in the Territory for the benefit of the licensee Party.

7.4 No Other Licenses. Nothing in this Agreement shall be deemed or implied to be, and the Parties disclaim all implied rights to, the grant by either Party to the other Party of any license, right, title or interest in either Party’s product, intellectual property rights (including Patent Rights, Know-How, trade secrets, copyrights, and Trademarks), any formulation technology or know-how, manufacturing technology or know-how, operating procedures, marketing materials or strategies, intangibles, material or proprietary rights or any other tangible or intangible property, except as are expressly set forth in this Agreement.

7.5 Trademarks.

(a) Abbott shall own all right, title and interest in and to any Trademarks developed by or for Abbott for use in connection with the Diagnostic Test (“Abbott’s Trademarks”). Abbott hereby grants to Idera a royalty-free non-exclusive license to use Abbott’s Trademarks in connection with advertising and marketing for the Diagnostic Test Intended Use. Any and all goodwill derived from the use of Abbott’s Trademarks shall inure solely to the benefit of Abbott.

(b) Idera shall own all right, title and interest in and to all Trademarks developed by or for Idera for use in connection with the Idera Product (“Idera’s Trademarks”). Idera hereby grants to Abbott a royalty-free non-exclusive license to use Idera’s Trademarks in connection with advertising and marketing the Diagnostic Test. Any and all goodwill derived from the use of Idera’s Trademarks shall inure solely to the benefit of Idera.

(c) Each party agrees that the use of the other Party’s Trademarks in connection only with the advertising and marketing the Diagnostic Test for the Diagnostic Test Intended Use or any Idera Product shall be in accordance with the terms of this Agreement and shall comply with all federal, state and local laws and regulations.

(d) Approval of Trademark Use.

(1) Each party agrees to provide artwork for any packaging, labeling and promotional materials that display the other Party’s Trademarks for approval prior to any use or distribution of such materials. Each party shall respond in writing with its approval or requested changes, such approval not to be unreasonably withheld, within [**] business days after receipt of such artwork from the other Party.

(2) Once a proposed use of the Trademarks has been approved by the Party that is the licensor, and provided that the Party that is the licensee does not make any changes to the presentation of the Trademarks in such approved product packaging, labeling or promotional materials, the Party using the Trademarks under license may utilize the same approved presentation in other product packaging, labeling or promotional materials.

(e) Each party will refrain from any use of the other’s Trademarks in a manner that threatens to damage the goodwill associated with the respective Trademarks or which threatens to tarnish the reputation or otherwise reflect unfavorably upon the owner of the Trademarks.

(f) Idera shall not, during or after the term of the Agreement, anywhere in the world, take any action that in Abbott’s sole and absolute discretion impairs or contests or tends to impair or contest the validity of Abbott’s right, title and interest in and to Abbott’s Trademarks, including, but not limited to, using, or filing an application to register, any word, mark, symbol or device, or any combination thereof, that is confusingly similar to or dilutes the distinctiveness of any of Abbott’s Trademarks.

(g) Abbott shall not, during or after the term of the Agreement, anywhere in the world, take any action that in Idera’s sole and absolute discretion impairs or contests or tends to impair or contest the validity of Idera’s right, title and interest in and to Idera’s Trademarks, including, but not limited to, using, or filing an application to register, any word, mark, symbol or device, or any combination thereof, that is confusingly similar to or dilutes the distinctiveness of any of Idera’s Trademarks.

(h) If either Idera or Abbott becomes aware of any infringement of the other’s Trademarks, anywhere in the world, it will promptly notify the other Party in writing. Each Party agrees to fully cooperate with the Party that is the owner of the Trademarks regarding any action the owner may take with respect to such infringement or violation. The Party that is the owner of the Trademarks shall have the exclusive right, exercisable in its sole and unlimited discretion, to institute in its own name and to control all actions against Third Parties relating to such Trademarks, at the owner’s expense. The Party that is the owner of the Trademarks shall be entitled to receive and retain all amounts awarded, if any, as damages, profits or otherwise in connection with such actions.

7.6 Ownership of Existing Technology. As between the Parties, Abbott shall retain sole and exclusive ownership of the Abbott Technology. As between the Parties, Idera shall retain sole and exclusive ownership of the Idera Technology.

7.7 Inventions.

(a) All Inventions shall be promptly disclosed to the other Party hereto in confidence and in writing.

(b) Abbott shall have, and Idera hereby assigns to Abbott, exclusive ownership of and title to any and all Inventions solely related to the Diagnostic Test, the Abbott Diagnostics and to all intellectual property rights solely related thereto or arising therefrom (“Abbott Inventions”), that are discovered or reduced to practice solely by employees or agents of either Party, or jointly by employees or agents of either Party, during the term of this Agreement. Abbott shall, at its own cost, have the sole right, but not the obligation, to file for, prosecute, maintain, enforce and defend any and all Patent Rights claiming the Abbott Inventions, and shall have the right, in its sole discretion, whether or not, or where, to file a patent application, to abandon the prosecution of any patent or patent application, to discontinue the maintenance of, or enforce any such patent or patent application.

(c) Idera shall have, and Abbott hereby assigns to Idera, exclusive ownership of and title to all Inventions solely related to the Data, the Compound and any Idera Product, and to all intellectual property rights related thereto or arising therefrom (“Idera Inventions”), that are discovered or reduced to practice solely by employees or agents of either Party, or jointly by employees or agents of either Party, during the term of this Agreement. Idera shall, at its own cost, have the sole right, but not the obligation, to file for, prosecute, maintain, enforce and defend any and all patents claiming the Idera Inventions, and shall have the right, in its sole discretion, whether or not, or where, to file a patent application, to abandon the prosecution of any patent or patent application, to discontinue the maintenance of, or to enforce any such patent or patent application.

(d) As for all Inventions not covered by Section 7.7(b) or Section 7.7(c), the ownership and title thereto (including the ownership and title to all intellectual property rights related thereto or arising there from) shall be based on inventorship, as determined pursuant to the inventorship principles arising under the patent laws of the United States of America, and any such Inventions having an employee and/or collaborator of each Party as co-inventors shall be “Joint Inventions.”

(e) Neither Party shall be entitled to use or exploit any Joint Invention without the prior written consent of the other Party except that: (i) each Party shall be entitled to use in the Territory, without consideration to the other Party, any Joint Inventions in its internal research programs, including research performed under confidentiality agreements with Third Party collaborators, with the other Party receiving a non-exclusive, royalty-free license to use any subsequent inventions directly resulting from the use of such Joint Invention in its internal research programs; (ii) each Party shall be entitled to use in the Territory any Joint Inventions for the purpose of performing its obligations under this Agreement, without consideration to the other Party; (iii) Idera and its Affiliates shall be entitled to use in the Territory any Joint Inventions, with the right to license such Joint Inventions, without the prior written consent of Abbott, without consideration to Abbott, and without accounting to Abbott, to make, have made, use, have used, sell, have sold, offer for sale, and import any therapeutic product, including without limitation the Compound and any Idera Product; and (iv) Abbott and its Affiliates shall be entitled to use in the Territory any Joint Inventions, with the right to license such Joint Inventions, without the prior written consent of Idera, without consideration to Idera, and without accounting to Idera, to make, have made, use, have used, sell, have sold, offer for sale, and import diagnostic tests.

(f) If the Parties create a Joint Invention, the Parties shall promptly meet to discuss and decide whether to seek patent protection therefore (“Joint Patent Right”). If the Parties decide to seek patent protection on a Joint Invention, Idera has the first right, at its own expense, to prepare, file, prosecute and maintain any Joint Patent Right throughout the world on behalf of both Parties. Idera shall give Abbott an opportunity to review and comment on any patent application with respect to such Joint Patent Right before filing, shall consult with Abbott with respect thereto, and shall supply Abbott with a copy of the patent application as filed, together with notice of its filing date and serial number. Idera shall keep Abbott advised of the status of the actual and prospective patent filings. Preparation, filing, prosecution and maintenance of such Joint Patent Rights will be handled by patent counsel acceptable to both Parties. If Idera elects not to file a patent application on a Joint Invention or to cease the prosecution and/or maintenance of any Joint Patent Right in any country of the Territory, Idera shall provide Abbott with written notice upon the decision to not file or continue the prosecution of such application or maintenance of such Joint Patent Right, in any event not later than [**] days before any relevant deadline relating to or any public disclosure or loss of the relevant Joint Patent Rights. In such event, Idera shall permit Abbott to file and/or continue prosecution and/or maintenance of such Joint Patent Rights in the names of both Parties but at Abbott’s own expense. Each Party agrees to provide documents and perform such acts, at such Party’s expense, as may be reasonably necessary to permit the other Party to file, prosecute and/or maintain such Joint Patent Rights in accordance with this Section 7.7(f).

(g) If either Idera or Abbott becomes aware of any infringement, anywhere in the world, of any issued patent within the Joint Patent Rights, it will promptly notify the other Party in writing to that effect.

(h) Idera shall have the first right, but not the obligation, to take action to obtain a discontinuance of infringement or bring suit against a Third Party infringer of any Joint Patent Rights within [**] days from the date of notice and to join Abbott as a party plaintiff. Idera shall bear all the expenses of any suit brought by it claiming infringement of any Joint Patent Right. Abbott will reasonably cooperate with Idera, at Abbott’s expense, in any such suit and shall have the right to consult with Idera and to participate in and be represented by independent counsel in such litigation at its own expense. If, after the expiration of such [**]-day period (or, if earlier, the date upon which Idera provides written notice that it does not plan to bring suit), Idera has not obtained a discontinuance of infringement of the Joint Patent Right or filed suit against any such Third Party infringer of the Joint Patent Right, then Abbott shall have the right, but not the obligation, to bring suit against such Third Party infringer of the Joint Patent Right, provided that Abbott shall bear all the expenses of such suit, and further provided that such infringement is not the result of a notice to Idera from such Third Party infringer under 21 U.S.C. §355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) (“Paragraph IV Notice”) with respect to any Joint Patent Right and any pharmaceutical product for which Idera holds an approved New Drug Application. Idera will reasonably cooperate with Abbott, at Idera’s expense, in any such suit for infringement of a Joint Patent Right brought by Abbott against a Third Party, and shall have the right to consult with Abbott and to participate in and be represented by independent counsel in such litigation at its own expense. Any recoveries obtained by Idera or Abbott, as applicable, as a result of any proceeding against such a Third Party infringer shall be allocated as follows: (A) such recovery shall first be used to reimburse each Party for all reasonable attorney fees and other litigation costs actually incurred in connection with such litigation by that Party, and (B) any remainder shall be shared in proportion to the costs incurred by each Party in the litigation; provided, however, that Idera shall be entitled to retain all such recoveries if the proceeding against a Third Party infringer is a result of the Third Party’s filing of a Paragraph IV Notice with respect to a pharmaceutical product for which Idera holds an approved New Drug Application.

(i) Abbott and Idera agree to cooperate with respect to filing for and prosecuting any application for patent term extension of any Joint Patent Right to the extent such patent term extension is not based on the approval of any New Drug Application or any other regulatory approval for an Idera Product (“Term Extension”). Idera shall have the first right, but not the obligation, to file and prosecute a Term Extension, at its sole cost and expense. Where Idera decides not to file for a Term Extension, it shall provide Abbott written notice thereof at least [**] days before the deadline for filing a Term Extension for the particular Joint Patent Right. After such notice, Abbott shall have the right, but not the obligation, to file and prosecute a Term Extension, at its sole cost and expense. The party prosecuting a Term Extension will keep the other party apprised of the prosecution. For the avoidance of doubt, Idera shall have no obligation to seek or permit Abbott to seek any patent term extension relating to any regulatory approval of an Idera Product.

(j) Abbott agrees that Idera shall have the right to list any Joint Patent Right in an Orange Book filing for the Compound and any Idera Product, in its sole discretion, where Idera reasonably determines the particular Joint Patent Right is eligible for listing in the Orange Book as applicable to the Compound or any Idera Product.

7.8 Additional Documents. Each Party agrees to cooperate reasonably and in good faith in the execution and filing of any necessary applications, assignments, powers of attorney, or other filings or documents as may be reasonably deemed necessary by the other Party to vest in and ensure the proper ownership, Control, and maintenance of the Inventions pursuant to this Article 7, and each Party shall obtain the cooperation of its employees or agents to execute the same.

7.9 Notification of Infringement. If the making, having made, importing, exporting, using, distributing, marketing, promoting, offering for sale or selling of the Diagnostic Test is alleged by a Third Party to infringe a Third Party’s intellectual property rights, the Party becoming aware of such allegation shall promptly notify the other Party. Additionally, if either Party determines based upon a reasonable analysis of a Third Party’s intellectual property rights, it is necessary to obtain a license from such Third Party with respect thereto; such Party shall promptly notify the other Party of such determination and the Parties shall consult with one another regarding a mutually acceptable resolution of such issue. If the Parties fail to reach a mutually acceptable resolution of such issue prior to the First Commercial Sale of the Diagnostic Test in a country, and, in Abbott’s reasonable opinion, after a reasonable analysis, such issue represents a material risk with respect to the commercialization of the Diagnostic Test in such country, Abbott may delay the First Commercial Sale in such country until such issue has been resolved.

ARTICLE 8

REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1 General. Each of Abbott and Idera hereby represents, warrants and covenants to the other Party as follows as of the Effective Date:

(a) it is a corporation or entity duly organized and validly existing under the laws of its state of incorporation;

(b) the execution, delivery and performance of this Agreement by such Party does not conflict with any other agreement by which it is bound, and has been duly authorized by all requisite corporate action and does not require any shareholder action or approval;

(c) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and

(d) it shall at all times comply with all Applicable Laws relating to its activities under this Agreement.

8.2 Intellectual Property. Each Party hereby represents and warrants that as of the Effective Date it currently owns and/or has (other than the Trademarks for use in connection with the Diagnostic Test, which will be developed by or for Abbott after the Effective Date and the Trademarks for use in connection with the Idera Product, which will be developed by or for Idera after the Effective Date), and will maintain throughout the term of this Agreement, the right and ability to grant the other Party the licenses under its intellectual property that are set forth in this Agreement. Nothing in this Agreement shall be construed as a warranty by either Party that their respective intellectual property rights will be valid or enforceable.

8.3 Disclaimer. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER ABBOTT NOR IDERA MAKES, AND EACH HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, WHETHER IN FACT OR IN LAW, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

8.4 No Representations Regarding Approval or Commercial Success. Neither Party makes any representations or warranties as to: (a) whether the any Idera Product or the Diagnostic Test will be approved for commercial sale by the applicable Regulatory Authorities; or (b) the commercial potential or success of any Idera Product or the Diagnostic Test.

8.5 Other Indications. If Idera develops an indication outside the Field for the Compound or any Idera Product and Idera requests that Abbott conduct additional development or other activities in relation to such additional indication, Abbott shall in good faith consider either amending this Agreement to include such indication or entering into another similar agreement related to such indication. The Parties agree that any such amendment or other agreement remains subject to the Parties reaching a mutually acceptable agreement on such terms and conditions and the receipt of all necessary management approvals by each of the Parties.

ARTICLE 9

TERM AND TERMINATION

9.1 Term. This Agreement shall become effective as of the Effective Date of this Agreement. Unless earlier terminated pursuant to the provisions of this Article 9, this Agreement shall remain in full force and effect on a country-by-country basis until the date on which Idera ceases to market an Idera Product in such country of the Territory.

9.2 Breach. If either Party (the “Breaching Party”) commits a material breach or default of any of its obligations hereunder, the other Party hereto (the “Non-Breaching Party”) may give the Breaching Party written notice of such material breach or default. If the Breaching Party fails to cure such breach or default within [**] days after the date of the Non-Breaching Party’s notice thereof, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party. If the Breaching Party indicates in writing that it will be unable or is unwilling to cure the breach, this Agreement may be terminated by the Non-Breaching Party with immediate effect.

9.3 Bankruptcy or Insolvency. Each Party shall have the right to terminate this Agreement, immediately by giving written notice of termination to the other Party, if the other Party files a voluntary petition, or if an involuntary petition is granted in respect of the other Party and appeal proceedings are not commenced within ten (10) business days from the date of such petition under the bankruptcy provisions of Applicable Law, or the other Party is declared insolvent, undergoes voluntary or involuntary dissolution, or makes an assignment for the benefit of its creditors, or is unable to pay its debts as they come due, or suffers the appointment of a receiver or trustee over all, or substantially all, of its assets or properties. All rights and licenses granted under or pursuant to this Agreement by Abbott to Idera, and by Idera to Abbott, are, and shall otherwise be deemed to be, for purposes of Article 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Article 101(52) of the U.S. Bankruptcy Code. The Parties agree that each Party, as a licensee of such intellectual property rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

9.4 Injunction. The Non-Responsible Party (as defined below) may terminate this Agreement upon providing the Responsible Party (as defined below) with ninety (90) days prior written notice if: (a) Abbott’s making, having made, importing, exporting, using, distributing, marketing, promoting, offering for sale or selling the Diagnostic Test for the Diagnostic Intended Use, or (b) Idera’s making, having made, importing, exporting, using, distributing, marketing, promoting, offering for sale or selling the Idera Product; in either case is permanently enjoined by a court of competent jurisdiction because such enjoined activity infringes or misappropriates a Third Party’s intellectual property rights; provided that, such termination shall be limited to the countries affected by such injunction. In the event of any such injunction, each Party shall make a reasonable effort to notify the other Party of such injunction and the Party with the obligation to indemnify (the “Responsible Party”) the other Party (the “Non-Responsible Party”) with respect to the applicable Third Party intellectual property rights shall use Commercially Reasonable Efforts to obtain a license to such Third Party intellectual property rights or to otherwise cause the injuction to be lifted. For the avoidance of doubt, neither Party shall have an obligation under this Agreement to violate any injunction issued by a court of competent jurisdiction.

9.5 Unilateral Termination by Idera. Idera may terminate this Agreement upon ninety (90) days written notice to Abbott; provided that in the event that Idera terminates this Agreement pursuant to this Section 9.5 at any time following the Effective Date but prior to FDA approval, Idera shall pay to Abbott a termination fee of [**] U.S. Dollars ($[**]). The total aggregate amount paid to Abbott by Idera pursuant to this Agreement, including the termination fee costs, shall not exceed [**] U.S. Dollars ($[**]) or any other larger amount which Abbott and Idera have mutually agreed upon in the event of a scope change prior to termination. During the ninety (90) day termination notice period Abbott shall not be entitled to any further payments under Section 5.1 that had not already become payable prior to Idera’s notice of termination, but Idera shall (in addition to any termination fee described in this Section 9.5) reimburse Abbott for its actual wind-down costs during such ninety (90) day period, such wind-down costs not to exceed $[**].

9.6 Survival. Termination of the Agreement for whatever reason in accordance with the provisions hereof or expiration of this Agreement shall not affect the accrued rights of the Parties, and shall not limit remedies that may be otherwise available in law or equity. Articles 6, 8, 9, 10 and 11 shall survive expiration or termination of this Agreement for any reason. Survival of the licenses granted in Article 7 shall be governed by Section 9.7.

9.7 Licenses Survive. Upon expiration of this Agreement for any reason, the licenses and rights set forth in Section 2.4 and Article 7 shall continue on a fully paid and perpetual basis.

9.8 Continuing Rights. Notwithstanding anything in this Agreement to the contrary, if this Agreement expires or is terminated for any reason, as a whole or on a country-by-country basis, Abbott shall retain the right to continue manufacturing, marketing, selling and using the Diagnostic Test in the Territory for use in the Field or for any other purposes and Idera shall retain the right to continue manufacturing, marketing, selling and using the Idera Product(s) in the Territory for use in the Field or for any other purposes.

9.9 Return of Confidential Information. Upon expiration or termination of this Agreement for any reason, the Receiving Party shall use reasonable efforts to either return to the Disclosing Party or destroy Confidential Information of the Disclosing Party (including hard and electronic copies thereof) that is not required by the Receiving Party to exercise surviving license rights as set forth in Section 9.7; provided, however, that the Receiving Party is not required to destroy electronic copies of the Confidential Information stored in its electronic archive systems, and may retain one (1) copy of such Confidential Information for purpose of complying with its obligations under this Agreement or under Applicable Law, but shall not otherwise use or rely on such Confidential Information. The Receiving Party shall provide written confirmation that the Receiving Party has complied with its obligations under this Section 9.9 of the return or destruction of such Confidential Information reasonably promptly after termination of the Agreement.

9.10 Certain Other Terminations

Either Party may terminate this Agreement upon (30) days prior written notice to the other Party upon the occurrence of any of the following:

(a) if by the seventh (7th) anniversary of the Effective Date, the Parties fail to obtain Regulatory Approval for the Compound in conjunction with the Diagnostic Test in at least one of the Major Market Countries, unless at such time the Parties are actively pursuing such approval and such approval is reasonably likely to be received within the succeeding twelve (12) months (or such other reasonable amount of time as may be mutually agreed to), provided that, the deadlines for achieving Regulatory Approval set forth in this Section 9.10(a) shall be automatically extended by any additional period of time covered by funding provided by Idera pursuant to an amendment to Idera’s payment obligations herunder pursuant to Section 5.2; or

(b) the Compound is permanently withdrawn from the market in all of the Major Market Countries for health or safety reasons.

ARTICLE 10

INDEMNIFICATION, LIABILITY LIMITATION AND INSURANCE

10.1 Indemnification by Idera.

(a) Subject to Sections 10.3 and 10.4, Idera shall indemnify, defend and hold Abbott, its Affiliates, and its and their officers, directors, agents and employees (individually and/or collectively referred to herein as an “Abbott Party”) harmless from and against any and all losses, liabilities, damages, expenses (including reasonable attorney’s fees) paid or payable by Abbott or an Abbott Party to a Third Party (collectively, “Abbott Losses”) to the extent that such Abbott Losses result from or arise in connection with a claim, suit or other proceeding made or brought by a Third Party against Abbott or an Abbott Party (an “Abbott Claim”) based on, resulting from, or arising in connection with:

(i) the breach of any obligation, covenant, agreement, representation or warranty of Idera or an Idera Party contained in this Agreement; or

(ii) any act or omission by Idera, or an Idera Party, which constitutes gross negligence or willful misconduct on the part of Idera, or an Idera Party; or

(iii) any violation of Applicable Law by Idera or an Idera Party in connection with the performance of Idera’s or its Affiliates’ obligations under this Agreement; or

(iv) the development, manufacturing, commercialization, sale or use of any Idera Product.

(b) Idera shall not be obligated to indemnify, defend or hold harmless Abbott or an Abbott Party under this Section from any Abbott Claim or for any Abbott Losses incurred by Abbott or an Abbott Party to the extent arising out of or attributable to: (A) a breach by Abbott, or any Abbott Party of any obligation, covenant, agreement, representation or warranty of Abbott, or any Abbott Party contained in this Agreement; (B) any violation of Applicable Law by Abbott or an Abbott Party in connection with its obligations under this Agreement; or (C) any act or omission by Abbott or an Abbott Party, which constitutes negligence or willful misconduct on the part of Abbott or an Abbott Party.

10.2 Indemnification by Abbott.

(a) Subject to Sections 10.3 and 10.4, Abbott shall indemnify, defend and hold Idera, its Affiliates, and its and their officers, directors, agents and employees (individually and/or collectively referred to herein as an “Idera Party”) harmless from and against any and all losses, liabilities, damages, expenses (including reasonable attorney’s fees) paid or payable by Idera or an Idera Party to a Third Party (collectively, “Idera Losses”) to the extent that such Idera Losses result from or arise in connection with a claim, suit or other proceeding made or brought by a Third Party against Idera or an Idera Party (an “Idera Claim”) based on, resulting from, or arising in connection with:

(i) the breach of any obligation, covenant, agreement, representation or warranty of Abbott or an Abbott Party contained in this Agreement;

(ii) any act or omission by Abbott or an Abbott Party, which constitutes gross negligence or willful misconduct on the part of Abbott or an Abbott Party; or

(iii) any violation of Applicable Law by Abbott, or an Abbott Party in connection with the performance of Abbott’s or its Affiliates’ obligations under this Agreement; or

(iv) the development, manufacturing, or sale of the Diagnostic Test.

(b) Abbott shall not be obligated to indemnify, defend or hold harmless Idera or an Idera Party from any Idera Claim or for any Idera Loss incurred by Idera or an Idera Party to the extent arising out of, or attributable to: (A) a breach by Idera or any Idera Party of any obligation, covenant, agreement, representation or warranty of Idera or an Idera Party contained in this Agreement; (B) any violation of Applicable Law by Idera, or an Idera Party in connection with its obligations under this Agreement; or (C) any act or omission by Idera, or an Idera Party, which constitutes negligence, or willful misconduct on the part of Idera, or an Idera Party.

10.3 Indemnification Procedures.

(a) Each indemnified Party shall notify the indemnifying Party in writing (and in reasonable detail) of the Claim within [**] business days after receipt by such indemnified Party of notice of the Idera Claim or Abbott Claim, as the case may be, or otherwise becoming aware of the existence or threatened existence thereof (such Idera Claim or Abbott Claim being referred to as a “Claim”). Failure to give such notice shall not constitute a defense, in whole or in part, to any claim by an indemnified Party hereunder except to the extent the rights of the indemnifying Party are materially prejudiced by such failure to give notice. An indemnifying Party shall have no obligation or liability under this Article 10 as to any Claim for which settlement or compromise of such Claim, or an offer of settlement or compromise of such Claim, is made by an indemnified Party without the prior written consent of the indemnifying Party, which consent shall not be unreasonably withheld.

(b) The indemnifying Party shall assume exclusive control of the defense and settlement (including all decisions relating to litigation, defense and appeal) of any such Claim; provided, however, that, without the indemnified Party’s prior written consent, which shall not be unreasonably withheld, the indemnifying Party may not settle such Claim in any manner that would: (i) require payment (unless fully indemnified hereunder) or admission of liability by the indemnified Party; (ii) materially adversely affect the rights granted to the indemnified Party under this Agreement; (iii) materially conflict with the terms of this Agreement; or (iv) adversely affect other products or services of the indemnified Party or its Affiliates.

(c) The indemnified Party shall reasonably cooperate with the indemnifying Party, at the Indemnifying Party’s expense, in its defense of the Claim (including making documents and records available for review and copying and making persons within its control available for pertinent testimony in accordance with the confidentiality provisions of Article 6, and neither Party shall be required to divulge privileged material to the other). The indemnified Party may participate in, but not control, the defense of such Claim using attorneys of its choice and at its sole cost and expense, with such cost and expense not being covered by the indemnifying Party. If an indemnifying Party does not assume the defense of the Claim asserted against the indemnified Party, or if the indemnifying Party assumes the defense of the Claim in accordance with Section 10.3 yet fails to defend or take other reasonable, timely action, in response to such Claim asserted against the indemnified Party, the indemnified Party shall have the right to defend or take other reasonable action to defend its interests in such proceedings, and shall have the right to litigate, settle or otherwise dispose of any such Claim, without in any way limiting the indemnified Party’s right to be fully indemnified under this Section 10.1 for all Abbott Losses or Idera Losses, as applicable; provided, however, that, without the indemnifying Party’s prior written consent, which shall not be unreasonably withheld, the indemnified Party may not settle such Claim in any manner that would: (i) require payment by the indemnifying Party; (ii) materially adversely affect the rights granted to the indemnifying Party under this Agreement; (iii) materially conflict with the terms of this Agreement; or (iv) adversely affect other products or services of the indemnifying Party or its Affiliates.

(d) Neither Party will assert any Claim for indemnification under this Agreement more than two (2) years after the Claim arises.

10.4 Liability Limitation. EXCEPT WITH RESPECT TO A BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 6, OR FOR SUCH DAMAGES THAT MAY BE PAYABLE TO THIRD PARTIES AND SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 10, OR OTHER THAN AS CONTEMPLATED UNDER THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INDIRECT, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES FOR ANY CAUSE OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, LOST REVENUES, PROFITS OR BUSINESS OPPORTUNITIES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER OR NOT THE OTHER PARTY WAS OR SHOULD HAVE BEEN AWARE OF THE POSSIBILITY OF THESE DAMAGES.

10.5 Insurance.

(a) Abbott hereby represents that it (through its parent company Affiliate, Abbott Laboratories) is self-insured for product liability and general liability, and that it has and will maintain such coverage for the Term and for a period of [**] years after the expiration of this Agreement or the earlier termination thereof. Such self-insurance is in an amount which is reasonable and customary in the global medical device and diagnostics industry for companies of comparable size and activities. Abbott further represents that it has and will matintain additional coverage for the term of this Agreement and for a period of [**] years after the expiration of this Agrement or the earlier termination thereof, in the amounts and types set forth in a certificate of insurance which Abbott has previously provided to Idera.

(b) Idera hereby represents that it is insured for product liability and general liability, and that it has and will maintain such coverage for the term of this Agreement and for a period of [**] years after the expiration of this Agreement or the earlier termination thereof. Such insurance is in an amount which Idera reasonably determines is reasonable and customary in the global pharmaceutical industry for companies of comparable size and activities to those of Idera.

10.6 Intellectual Property Indemnification.

(a) By Idera. Idera shall indemnify, defend and hold Abbott or an Abbott Party harmless Abbott or an Abbott Party under this Section from any Abbott Claim or for any Abbott Losses to the extent the Losses results from or arise in connection with a claim, suit or other proceeding made or brought by a Third Party against Abbott or an Abbott Party alleging infringement of an intellectual property right directed to the importing, exporting, using, distributing, marketing, promoting, offering for sale or selling of the Diagnostic Test, and the Diagnostic Test Components, for the Diagnostic Test Intended Use, provided that the foregoing indemnity shall not apply to the extent such liability is due to the negligence or willful misconduct of Abbott.

(b) By Abbott. Abbott shall indemnify, defend and hold Idera or an Idera Party harmless Idera or an Idera Party under this Section from any Idera Claim or for any Idera Losses to the extent the Losses results from or arise in connection with a claim, suit or other proceeding made or brought by a Third Party against Idera or an Idera Party alleging infringement of an intellectual property right directed to the PCR platform technology needed to make, use, or sell the Diagnostic Test, provided that the foregoing indemnity shall not apply to the extent such liability is due to the negligence or willful misconduct of Idera.

ARTICLE 11

MISCELLANEOUS

11.1 Assignment. Neither Party shall assign, or transfer to any Third Party this Agreement or its rights and obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except that Idera may assign this Agreement (i) to an Affiliate, or (ii) to a Third Party that acquires the exclusive worldwide rights to develop, market or sell any Idera Product and Abbott may assign this Agreement (i) to an Affiliate or (ii) to a Third Party that acquires the exclusive worldwide rights to develop, market or sell the Diagnostic Test. This Agreement shall be binding upon the successors and permitted assigns of the Parties.

11.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.3 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party, other than a failure to make payment, if the failure is occasioned by government action, war, terrorism, fire, explosion, flood, strike, lockout, embargo, shortage of materials or utilities, vendor failure to supply, act of God, or any other cause beyond the control and without the fault or negligence of the defaulting Party, provided that the Party claiming force majeure has exerted all Commercially Reasonable Efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance. Such excuse shall continue as long as the condition preventing the performance continues. Upon cessation of such condition, the affected Party shall promptly resume performance hereunder. Each Party agrees to give the other Party prompt written notice of the occurrence of any such condition, the nature thereof, and the extent to which the affected Party will be unable to perform its obligations hereunder. Each Party further agrees to use all Commercially Reasonable Efforts to correct the condition as quickly as possible and to give the other Party prompt written notice when it is again fully able to perform its obligations hereunder.

11.4 Further Assurances. Each Party hereto agrees to execute, acknowledge and deliver such further instruments and do all such further acts as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

11.5 Modification. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties by their respective officers thereunto duly authorized.

11.6 Independent Contractors. The Parties are independent contractors and this Agreement shall not constitute or give rise to an employer-employee, agency, partnership or joint venture relationship among the Parties and each Party’s performance hereunder is that of a separate, independent entity.

11.7 Governing Law; Alternative Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America, without regard to its conflicts of laws principles. The Parties hereby disclaim the application to this Agreement of the United Nations Convention on the International Sale of Goods. Any controversy or claim arising from or related to this Agreement or the breach thereof shall be decided pursuant to the Alternative Dispute Resolution set forth in Exhibit I.

11.8 Headings. Article and section headings in this Agreement are included for convenience of reference and shall not affect the construction or interpretation of any of the provisions of this Agreement.

11.9 Notices. Notices required or permitted under this Agreement shall be in writing and sent by prepaid registered or certified air mail or by overnight express courier providing evidence of receipt (e.g., Federal Express), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the Parties:

If to Abbott:

Abbott Molecular Inc.

Attn: Senior Director, Business Development and Licensing

Dept. 09JR

1300 East Touhy Avenue

Des Plaines, Illinois 60018

With a copy to:

Abbott Laboratories

Attn: Division Counsel, AMD

1350 E. Touhy Avenue

Des Plaines, Illinois 60018

If to Idera:

Idera Pharmaceuticals, Inc.

Attn: Chief Executive Officer

167 Sidney Street

Cambridge, Massachusetts 02139

With a copy to:

WilmerHale

Attn: Steven D. Barrett, Esq.

60 State Street

Boston, Massachusetts 02109

11.10 Third Parties. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party.

11.11 Waiver. The waiver by either Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

11.12 Severability. If any part of this Agreement is declared invalid by any legally governing authority having jurisdiction over either Party, then such declaration shall not affect the remainder of the Agreement and the invalidated provision shall be revised in a manner that will render such provision valid while preserving the Parties’ original intent to the maximum extent possible.

11.13 Entire Agreement. This Agreement (including the exhibits attached hereto) constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all previous writings and understandings including the CDA (as modified pursuant to Section 6.1) and LOI.

IN WITNESS WHEREOF, the Parties by their respective authorized officers, have executed this Development and Commercialization Agreement on the date first above written.

ABBOTT MOLECULAR INC.

By:	/s/ Deepak Nath
Deepak Nath, President

IDERA PHARMACEUTICALS, INC.

By:	/s/ Louis J. Arcudi, III
Name: Louis J. Arcudi, III
Title: Chief Financial Officer

EXHIBIT A

SPECIFICATIONS

Technical Specifications of MYD88 L265P Mutation test

•	[**].

Test Performance

•         [**].

EXHIBIT B

DEVELOPMENT PLAN

1. Objective

•	To develop a RealTime PCR assay for the detection of the MyD88 L265P mutation utilizing genomic DNA from FFPE sections of primary lymph node tissue on the Abbott m2000 System supporting clinical studies and launch for commercial sale.

2. Responsibilities

•	[**].

3. Development Timelines

•	The development timeline will be developed and agreed to by the Abbott and Idera Project Managers.

4. Interactions with US FDA

•	Idera and Abbott will work together to prepare for and participate in regulatory discussions with FDA for the development of the Diagnostic Test. It is likely that several interactions with US FDA during the development of the test will be required.

•	[**].

5. Reagent/Assay development and manufacture

•	[**].

6. External validation – Design validation study to examine clinical samples

•	[**].

•	[**].

EXHIBIT C

REGULATORY PLAN

Idera and Abbott will actively cooperate in the regulatory process for the development and global regulatory registration of the Diagnostic Test. The regulatory process includes the development of regulatory strategy, the sharing of regulatory information and data and the submission and liaison with global Regulatory Authorities. Abbott will serve as the formal sponsor of any submissions to global Regulatory Authorities that pertain to the Diagnostic Test, and therefore will be ultimately responsible for the submission of such required documentation per the jointly agreed timelines; provided, however, that the preparation, including strategy, for such submissions will be done in cooperation and consultation with Idera and Idera shall have the right to attend and participate in all meetings between Abbott and Regulatory Authorities relating to the development of the Diagnostic Test. Abbott shall have the option to participate in the preparation for any regulatory meeting concerning the development of the Idera Product in the Field, where the Diagnostic Test is expected to be discussed. Where practicable, Idera will consider accommodating the attendance of an Abbott representative at any regulatory meeting concerning the development of the Idera Product in the Field, where the Diagnostic Test is expected to be discussed. The attendance of an Abbott representative at a regulatory meeting concerning the development of the Idera Product in the Field where the Diagnostic Test is expected to be discussed may be raised for consideration at the level of the Development Leads and the JSC, but Idera shall have the final say as to who may attend regulatory meetings concerning development of the Idera Product. Activities included in the regulatory process that are subject to this regulatory plan include the following:

•	Routine interactions of Abbott and Idera regulatory representatives to share regulatory information relevant to the agreed strategy for development and registration of the Diagnostic Test.

•	Abbott will inform Idera about any inspections from Regulatory Authorities related to the Diagnostic Test and will provide reports of any findings to Idera.

•	[**].

•	[**].

•	[**].

•	Idera and Abbott will jointly develop a timeline and priority list for global regulatory submissions. The timeline will include submission dates and anticipated approval dates for both the Diagnostic Test and the Idera Product.

As a part of the regulatory plan regarding the timelines for regulatory submissions and target timelines for approval, [**].

EXHIBIT D

COMMERCIALIZATION PLAN

•	[**].

DETAILED ACTIVITIES

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 6 pages were omitted. [**]

EXHIBIT E

GOVERNANCE OF AGREEMENT

EXHIBIT F

GOVERNANCE ESCALATION PROCESS

ANY REFERENCE TO “PARTNER” IN EXHIBIT F SHALL BE A REFERENCE TO “IDERA”

EXHIBIT G

GOVERNANCE ROLES AND RESPONSIBILITIES

ANY REFERENCE TO “PARTNER” IN EXHIBIT G SHALL BE A REFERENCE TO “IDERA”

Role	Team Member	Key Responsibilities Summary
Senior Executives	- Abbot - Partner	• Program sponsorship • Commitment of resources required to maintain effective relationships	• Prioritization of new and existing collaborations • Resolve disputes only if unresolved after consideration by JSC

Joint Steering Committee	Commercial: - Abbott - Partner Regulatory - Abbott - Partner R&D - Abbott - Partner BD - Abbott - Partner

•   Review, confirm, modify and/or update the Development, Regulatory and Commercialization Plans

•   Monitor all team activities under the plans

•   Resolve escalated issues or disagreements raised by the Alliance Leads. Development Technical Leads, Commercial Leads and the functional Working Team Leads

•   Exchange of development, regulatory and commercialization information

•   Alignment of the regulatory submissions and registrations between the therapy and the Dx

•   Review and management of progress towards and completion of milestones per agreement

EXHIBIT G

GOVERNANCE ROLES AND RESPONSIBILITIES CON’T

Role	Team Member	Key Responsibilities Summary
Development Technical Lead	- Abbot - Partner - Partner

•   Principal point of contact for all matters related to the Development Plan

•   Project planning and coordination for all Development activities

•   Technical leads

•   Team Meeting leadership, planning and coordination

•   Manage and recommend updates to the Development Plan including tactics

•   Manage risks

•   Tracking and communication of project status

•   Consolidates Working Group Team issues

•   Facilitates issue resolution at Working Group level

•   Issue escalation (to Alliance and JSC)

•   Regular reporting to the JSC and Team Leads

Commercial Lead	- Abbott - Partner

•   Principal point of contact for all matters related to the Commercialization Plan

•   Develop, coordinate and implement the Commercial Plan

•   Integrated sales opportunity planning

•   Market assessment

•   Planning & Implementation of early access programs

•   Facilitates issue resolution at Working Group level

•   Project planning and coordination for all Commercial activities

•   Issue escalation (to Alliance and JSC)

•   Regular reporting to the JSC and Team Leads

Working Team Leads	Representatives from: Development (R&D) Clinical Regulatory Commercial Quality Supply Chain Reimbursement/Market Access Business Development & Licensing	• Delivering on the activities and milestones set forth in the project plans • Issue escalation to Project Leads and/or Alliance Leads • Regular reporting to the JSC and the other Team Leads

EXHIBIT G

GOVERNANCE ROLES AND RESPONSIBILITIES CON’T

Role	Team Member	Key Responsibilities Summary
Alliance Leads	- Abbott - Partner

•   Develops and maintains broad and deep external partner relationships with alliances in all functional areas

•   Leadership of divisional alliance team collaboration and interactions with alliances

•   Facilitation of divisional alliance team activities

•   Ultimate ownership of divisional escalation issues, prioritization of those issues, root cause analysis and resolution

•   Coordinates and chairs all [**] review meetings

•   Leadership of team collaboration and interactions with each party

•   Development and management of communications plan to both internal and external team members

•   Ultimate ownership of issue escalation, prioritization, root cause analysis and resolution

•   Assignment of escalation/resolution responsibilities

•   Facilitate Joint Steering Committee meetings

•   Communication of relationship status (e.g. key changes, events, milestones) to stakeholders

•   Ensure all contract deliverables are met

•   Facilitation of Executive Contractual Reviews

•   Champion of collaborative, win-win relationship with alliance

•   Monitors all KPI’s (Key Performance Indicators) post launch

Project Timeline Lead	- Abbott - Partner

•   Develops the Dx project plan to include all functional tasks required to meet the contract deliverables

•   Plans for resource allocation and coordination of those resources

•   Coordinates with Rx Project Timeline Lead and identifies predecessors from the Rx project timeline and incorporates into the Dx project timeline

•   Provide the tools and techniques to enable the teams to organize their tasks to meet the timeline constraints

•   Track and communicate project status to all key stakeholders

•   Identify risk factors and communicate critical path activities

EXHIBIT H

ESTIMATED CLINICAL TRIAL SITE COSTS

Item	Description	# of events	Cost per event	Total
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
Total				[**]
Cost per sample				[**]
[**].
Assumes:
[**]
[**]

Exhibit I

ALTERNATIVE DISPUTE RESOLUTION

The parties recognize that a bona fide dispute as to certain matters may arise from time to time during the term of this Agreement which relates to either party’s rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution (“ADR”) provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective representatives of the affected subsidiaries, divisions, or business units within [**] days after such notice is received (all references to “days” in this ADR provision are to calendar days).

If the matter has not been resolved within [**] days of the notice of dispute, or if the parties fail to meet within such [**] days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

1. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within [**] days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2. Within [**] days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, the parties shall request the President of the Center for Public Resources (“CPR”), 366 Madison Avenue, New York, New York 10017 to select a neutral pursuant to the following procedures:

(a) The CPR shall submit to the parties a list of not less than five (5) candidates within [**] days after receipt of the request from the parties, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

(b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

(c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within [**] days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

(d) If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the

CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set for in subparagraphs 2(a) - 2(d) above shall be repeated.

3. No earlier than [**] days or later than [**] days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

4. At least [**] days prior to the hearing, each party shall submit the following to the other party and the neutral:

(a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

(b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

(c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed [**] per issue.

(d) a brief in support of such party’s proposed rulings and remedies, provided that the brief shall not exceed [**] pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

Except as expressly set forth in subparagraphs 4(a) - 4(d) above, no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5. The hearing shall be conducted on [**] consecutive days and shall be governed by the following rules:

(a) Each party shall be entitled to [**] hours of hearing time to present its case. The neutral shall determine whether each party has had the [**] hours to which it is entitled.

(b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

(c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it has raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

(d) Witnesses shall be excluded from the hearing until closing arguments.

(e) Neither affidavits nor settlement negotiations shall be admissible under any circumstances. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

6. Within [**] days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed [**] pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7. The neutral shall rule on each disputed issue within [**] days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party’s proposed rulings and remedies on some issues and the other party’s proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

(a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

(b) If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10. Except as provided in paragraph 9 of this Exhibit or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

11. The neutral may not award punitive damages. The parties hereby waive the right to punitive damages.

12. The hearings shall be conducted in the English language in Boston, Massachusetts.

EXHIBIT J

PRESS RELEASE

Abbott and Idera Collaborate to Develop Companion Diagnostic Test for Investigational Cancer Therapy

ABBOTT PARK, Ill.,                     . XX, 2014 — Abbott announced today that it will collaborate with Idera to develop a companion diagnostic test to aid in the development of an Idera investigational cancer therapy.

About PCR

About Abbott Molecular

Abbott Molecular is a leader in molecular diagnostics — the analysis of DNA and RNA at the molecular level. Abbott Molecular’s tests can also detect subtle but key changes in patients’ genes and chromosomes and have the potential for earlier detection or diagnosis, provide information relevant to the selection of appropriate therapies, and may improve monitoring of disease progression.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs approximately 91,000 people and markets its products in more than 130 countries.

About The Idera Product

About Idera

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com.

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